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                                                               Exhibit (a)(1)(D)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                         SEQUOIA SOFTWARE CORPORATION
                                      at
                              $5.64 Net Per Share
                                      by
                         SOUNDGARDEN ACQUISITION CORP.
                         a wholly owned subsidiary of
                             CITRIX SYSTEMS, INC.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON WEDNESDAY, APRIL 25, 2001, UNLESS EXTENDED.

                                                                 March 28, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Soundgarden Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Citrix Systems, Inc. ("Citrix"), is offering to purchase all outstanding shares of Common Stock, $0.001 par value per share (individually, a "Share" and, collectively, "Shares"), of Sequoia Software Corporation, a Maryland corporation ("Sequoia"), at a purchase price of $5.64 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 20, 2001, by and among Citrix, Merger Sub and Sequoia (the "Merger Agreement"). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to the depositary for the Offer, HSBC Bank USA ("HSBC"), or complete the procedures for book-entry transfer prior to Wednesday, April 25, 2001 must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  We have been appointed by Merger Sub to serve as Dealer Manager in connection with the Offer.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. The Offer to Purchase, dated March 28, 2001.

    2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

    3. A letter to stockholders of Sequoia from Richard C. Faint, Jr., Chief Executive Officer of Sequoia, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Sequoia and mailed to the stockholders of Sequoia.
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    4. The Notice of Guaranteed Delivery for Shares to be used to accept the
  Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to HSBC for your use only.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 25, 2001, UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The tender price is $5.64 per Share, net to the seller in cash, without interest.

    2. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, April 25, 2001, unless extended.

    3. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that minimum number of Shares which would represent a majority of the Shares that are then outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares on or before June 30, 2001 and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions. See Section 15 of the Offer to Purchase.

    4. The Offer is being made for all of the outstanding Shares.

    5. Tendering stockholders will not be obligated to pay brokerage fees or commissions (other than pursuant to their individual broker relationship) on the transfer of Shares pursuant to the Offer. Tendering stockholders will be obligated to pay stock transfer taxes on the transfer of Shares pursuant to the Offer. Certain tax withholding and federal income tax backup withholding may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" of the Letter of Transmittal.

    6. The board of directors of Sequoia has (a) determined that each of the Merger Agreement, the Transaction Option Agreement dated as of March 20, 2001 by and between Citrix and Sequoia (the "Transaction Option Agreement"), the Stockholders Agreement by and among Citrix, Merger Sub, Sequoia and certain Stockholders of Sequoia (the "Stockholders Agreement"), the Offer and the merger is advisable and fair to, and in the best interests of, the stockholders of Sequoia, (b) approved the execution, delivery and performance of the Merger Agreement, the Transaction Option Agreement, and the Stockholders Agreement and the completion of the transactions contemplated thereby, including the Offer and the Merger and
  (c) recommended that holders of Shares accept the Offer and approve and adopt the Merger Agreement and approve the Merger (if required).

    7. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by HSBC of (i) certificates for such Shares or timely confirmation of a book-
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  entry transfer of such Shares into HSBC's account at The Depository Trust
  Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message or other required documents should be sent to HSBC and (ii) certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) should be delivered to HSBC in accordance with the instructions set forth in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be affected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  Neither Merger Sub nor Citrix will pay any fees or commissions to any broker, dealer or any other person (other than the Information Agent, as defined below, and HSBC, as described in Section 17 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

  Tendering stockholders must pay or cause to be paid any stock transfer taxes incident to the transfer of validly tendered Shares, as provided in Instruction 6 to the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 or the undersigned by calling collect at (212) 236-3790.

                                          Very truly yours,


                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CITRIX, MERGER SUB, SEQUOIA, HSBC, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.